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EXHIBIT 10.7

September 25, 2001

From:    Dr. Hal Campbell, President
         Campbell and Associates

To:      Mr. Jeff Muller, CEO
         Save the World Air, Inc.

Subject: Letter of Agreement

1. This letter of agreement is written to specify and confirm the terms and conditions of the consulting agreement between Campbell and Associates (Consultant) and Save the World Air Incorporated (Company), which is entered into on this date for a period of two years from the date of this agreement. It is acknowledged and agreed that no other conditions apply to this agreement and it is further acknowledged and agreed that remuneration for said services is irrevocable, however, if this Agreement is terminated prior to the expiration of the two year term by the Consultant, then the Consultant shall return to the Company the pro-rata amount of shares or options for the period during which the Consultant did not render any services. Should the Company elect to cancel or terminate this Agreement for any reason, it is understood and agreed that the Consultant shall retain ownership of the total amount of shares or options issued under this agreement and that the Company shall make no effort to revoke said shares or options.

2. Pursuant to this agreement, it is acknowledged and agreed by the Company that consultant carries no professional licenses, and is not agreeing to act as a market maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the services to be provided to the Company are not considered to be rendered in connection with the offer and sale of Securities in a capital raising transaction. Consultant shall provide services to Company as an independent management consultant and subsequently shall make itself available to consult with the board of directors, employees and representatives and agents of the Company at reasonable times, concerning matters pertaining to the overall business operations of the Company, as well as the organizations of the administrative staff of the Company, the fiscal policy of the Company, and in general, concerning any problem of importance concerning the business affairs of the Company. Consultant will also assist in the coordination of activities and assist in the development and management of the Company's, worldwide web based systems. Under the terms of this section of the agreement, the Company will be granted ownership of all software and related intellectual assets developed by the Consultant in support of the web based systems for the Company.

3. Consultant does not undertake as part of this Agreement to provide loans, investments or financing for the Company. Consultant will not perform any activities that could subject Consultant or Company to violations of Federal or applicable state securities law. Consultant is not engaged to act as agent, broker, underwriter, or market maker for the securities of the Company. Consultant further represents and warrants to the Company that neither Dr. Campbell nor Campbell and Associates are affiliates or employees of any underwriter, market maker, or broker.

4. It is agreed that in remuneration for these services, Campbell and Associates will receive four hundred thousand shares of options for Save the World Air, Inc. (Symbol: ZERO), issued in the name of Harold
         G. Campbell (SSN# ###-##-####). These options are to be issued at an exercise price of .001 cents per share (the bid price per share as of April 19, 2001).

/s/ Dr. Harold G. Campbell                        /s/ Mr. Jeff Muller
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Dr. Harold G. Campbell                            Mr. Jeff Muller, Chairman
Campbell and Associates                           Save the World Air, Inc